As filed with the Securities and Exchange Commission on January 18, 2005.

Registration No. 333-102269

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CHEVRONTEXACO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-0890210

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road San Ramon, California	94583

(Address of Principal Executive Offices)	(Zip Code)

CHEVRONTEXACO UK SHARE INCENTIVE PLAN

THE GROUP RETIREMENT SAVINGS PLAN OF THE CHEVRON CANADIAN EMPLOYEES’
SAVINGS PLAN ESTABLISHED BY CHEVRON CANADA LIMITED

INTERNATIONAL SAVINGS ASSISTANCE PLAN

(Full title of the plans)

Copy to:
Lydia I. Beebe ChevronTexaco Corporation 6001 Bollinger Canyon Road San Ramon, CA 94583 (925) 842-1000	Terry M. Kee Pillsbury Winthrop LLP 50 Fremont Street San Francisco, CA 94105 (415) 983-1000

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed	Amount of
Securities To	To Be	Offering Price	Maximum Aggregate	Registration
Be Registered	Registered	per Share	Offering Price	Fee
Common Stock	414,122 shares(1)	N/A	N/A	N/A(2)

(1)	Includes 61,807 shares of Common Stock, plus the 3,501,000 shares registered on December 30, 2002 for issuance under the ChevronTexaco UK Share Incentive Plan (the “UK Plan”), Group Retirement Savings Plan of the Chevron Canadian Employees’ Savings Plan Established by Chevron Canada Limited and the International Savings Assistance Plan, minus 3,148,685 shares of Common Stock registered under this Registration Statement with respect to the UK Plan which are being deregistered under this registration statement as described in the Explanatory Note, to adjust for the Stock Split.

(2)	The Registrant previously paid the registration fee in connection with the registration of 352,315 shares of Common Stock on December 30, 2002 under this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement is deemed to cover the additional shares resulting from the Stock Split and no additional fee is required to be paid.

     The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

The Registrant has previously registered (i) 3,300,000 shares of its Common Stock, par value $.75 per share, reserved for issuance under the ChevronTexaco UK Share Incentive Plan (the “UK Plan”), (ii) 108,000 shares of its Common Stock, par value $.75 per share, reserved for issuance under the Group Retirement Savings Plan of the Chevron Canadian Employees’ Savings Plan Established by Chevron Canada Limited (the “Canada Plan”), and (iii) 93,000 shares of its Common Stock, par value $.75 per share, reserved for issuance under the International Savings Assistance Plan (the “International Plan”), in each case, under this currently effective Registration No. 333-102269 filed on December 30, 2002 (the “Registration Statement”).

On April 28, 2004, the UK Plan was merged with the ChevronTexaco Long Term Incentive Plan (the “LTIP”) and, as a result, the UK Plan no longer exists as a separate plan. At the time of the merger, 3,148,685 out of the 3,300,000 share of Common Stock registered under this Registration Statement remained unissued. The Registrant intends to carry these shares over to a new registration statement relating to the LTIP and therefore deregisters those shares from this Registration Statement.

As a result of a 2-for-1 stock split (the “Stock Split”) of the Common Stock of the Registrant in the form of a stock dividend distributed on September 10, 2004 (the “Distribution Date”) of one share of Common Stock for each share of Common Stock issued and outstanding on the record date of August 19, 2004, the 61,807 shares of Common Stock that remain registered under the Registration Statement and are not yet issued as of the Distribution Date have been adjusted and increased by a ratio of 2-for-1, in order to account for the Stock Split and adjust the number of shares reserved and available for issuance pursuant to those Plans after the Distribution Date. Pursuant to Rule 416 under the Securities Act of 1933, the Registration Statement is deemed to cover these additional shares resulting from the Stock Split and the Registration Statement is hereby being amended to reflect the increase in the amount of shares of Common Stock registered.

This Post-Effective Amendment No. 1 affects only those provisions of the Registration Statement specifically restated herein. All other provisions of the Registration Statement remain unchanged.

Item 8.       Exhibits

Exhibit
Number	Exhibit
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
24.1 to 24.14	Powers of Attorney for directors and certain officers of Registrant, authorizing the signing of the registration statement on Form S-8 on their behalf.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on January 18, 2005.

CHEVRONTEXACO CORPORATION
By	DAVID J. O'REILLY*
David J. O'Reilly
Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities indicated on the 18th day of January, 2005.

	Principal Executive Officers (and Directors)	Directors

	DAVID J. O’REILLY*	SAMUEL H. ARMACOST*

	David J. O’Reilly, Chairman of the Board and Chief Executive Officer	Samuel H. Armacost

	PETER J. ROBERTSON*	ROBERT E. DENHAM*

	Peter J. Robertson, Vice-Chairman of the Board	Robert E. Denham
ROBERT J. EATON*

Robert J. Eaton

SAM GINN*

	Principal Financial Officer	Sam Ginn

	STEPHEN J. CROWE *	CARLA A. HILLS*

	Stephen J. Crowe, Vice-President and Chief Financial Officer	Carla A. Hills

FRANKLYN G. JENIFER*

	Principal Accounting Officer	Franklyn G. Jenifer

	MARK A. HUMPHREY*	J. BENNETT JOHNSTON*

	Mark A. Humphrey, Vice-President and Comptroller	J. Bennett Johnston

SAM NUNN*

Sam Nunn

CHARLES R. SHOEMATE*

Charles R. Shoemate

*By	/s/ Patricia L. Tai	CARL WARE*

	Patricia L. Tai, Attorney-in-Fact	Carl Ware

INDEX TO EXHIBITS

Exhibit
Number	Exhibit
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
24.1 to 24.14	Powers of Attorney for directors and certain officers of Registrant, authorizing the signing of the registration statement on Form S-8 on their behalf.